EXHIBIT 10.24

Amendment No. 1 to Service Agreement

The Service Agreement dated February 1, 2008 entered into between Scivanta Medical Corporation (“Scivanta”) and Rivertek Medical Systems, Inc. is hereby amended as follows:

Section 4.01. Charges is modified to include the following sentence at the end of the paragraph:    Travel time is billable to Scivanta provided that the Rivertek personnel is traveling during normal working hours and is not working on another client.

Exhibit A to the Service Agreement is replaced in its entirety by the following:

Dated April 28, 2008

1.	Description of Services: Management of the design, development and testing of Scivanta’s two-balloon esophageal catheter system currently know as the Hickey Cardiac Monitoring System by Dennis Hepp.

2.
Acceptance Criteria:  The Services shall not be considered complete until accepted by Scivanta in accordance with established specifications, government regulations, and accepted industry development practices.

3.
Expected Duration of Services:  Rivertek will continue to provide services on an as-requested basis until otherwise notifed by Scivanta in accordance with Section 7.01.  Rivertek will be notified of Scivanta’s need for services, and the expected duration of those services when the work is available.

4.
Schedule of Charges:  This is a time and materials contract.  Charges for personnel will be billed at a rate equal 75% of Rivertek’s standard rates.  It is expected that Dennis Hepp will be the sole provider of Rivertek’s services to Scivanta.  Mr. Hepp’s current standard rate is $120/hour and his discounted rate, which will be the Scivanta’s billing rate, will be $90/hour.

5.
Issuance of Warrant:  Scivanta will issue Rivertek a warrant to purchase 125,000 shares of Scivanta common stock at an exercise price equal to Scivanta’s closing price on the date that this Amendment Number 1 to the Service Agreement is executed.  The warrant will vest pro-rata on a monthly basis over the subsequent 12 month period.  The warrant will contain standard anti-dilution clauses and will have a 5 year term.

Except as amended as herein set forth, the said Service Agreement between the parties is hereby ratified and confirmed and shall continue in force and effect according to the terms.

Rivertek Medical Systems, Inc.

By:	/s/ Dennis G. Hepp
Dennis G. Hepp
Managing Director

Date: April 28, 2008

Scivanta Medical Corporation

By:	/s/ Thomas S. Gifford
Thomas S. Gifford
Executive Vice President and CFO

Date: April 28, 2008